UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): October 21, 2004


                              LAWSON PRODUCTS, INC.
             (Exact name of registrant as specified in its charter)



            Delaware                    0-10546                36-2229304
  (State or other jurisdiction         (Commission            (IRS Employer
         of incorporation)            File Number)        Identification No.)


1666 East Touhy Avenue, Des Plaines, Illinois               60018
(Address of principal executive offices)                    (Zip Code)

       Registrant's telephone number, including area code: (847) 827-9666


                                       N/A
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 21, 2004, the Board of Directors of Lawson Products, Inc. (the "Company") adopted the Lawson Products, Inc. Long-Term Capital Accumulation Plan (the "Long-Term Plan") upon the recommendation of its Compensation Committee. The following summary of the Long-Term Plan is qualified by reference in its entirety to the Long-Term Plan, which is attached hereto as Exhibit 10(c)(10). Implementation of the Long-Term Plan is subject to shareholder approval, and the Company expects to request shareholder approval at the 2005 Annual Meeting of Shareholders.

The Long-Term Plan provides long-term incentive compensation to key executives of the Company (or subsidiaries of the Company) selected by the Compensation Committee (the "Committee") of the Company. The Committee has the power to determine the size and effective date of each award of Shareholder Value Appreciation Rights or "SVARs" awarded under the Long-Term Plan.

The maximum number of SVARs that may be issued under the Long-Term Plan is 1,000, and the maximum number of SVARs that may be issued to an individual participant is 350. If any SVARs are awarded and then forfeited, the Committee may, in its discretion, declare them available for future awards.

Each SVAR awarded with an effective date of January 1, 2004 shall have a value equal to one-tenth of one percent of the product of:

            (i) the SVAR Participation Rate (10%, subject to adjustment as provided in the Long-Term Plan); times

           (ii) the excess of:

                       (A) the Shareholder Value Created (defined as the excess of the Ending Value of the Company (as defined in the Long-Term Plan) over the sum of the Initial Value of the Company (as defined in the Long-Term Plan) plus the Compounded Preferred Return for Shareholders (as defined in the Long-Term Plan)); over

                       (B) the aggregate amount that would be payable with respect to the SVARs at that time if all outstanding SVARs were fully vested and finally valued at that time.

Each SVAR awarded with an effective date after January 1, 2004 shall have a value determined by prorating the value of the SVAR, as determined pursuant to the calculation provided in the paragraph above, on the basis of the ratio between (i) the period of time between the effective date of that particular SVAR and the date that the value of the SVAR is determined and (ii) the period of time between January 1, 2004 and the date the value of the SVAR is determined.

SVAR awards vest upon the earliest of (a) December 31, 2008, (b) a sale of the Company, (c) the termination of a participant's employment with the Company because of death, permanent disability or termination by the Company other than for cause, or (d) a decision by the Committee to vest that particular SVAR. Upon termination of the employment of a participant for cause or as a result of the participant's resignation, the SVAR shall be forfeited, except as otherwise determined by the Committee, in its sole discretion.

Upon delivery of a release by a Long-Term Plan participant to the Company, the Company shall pay, with respect to vested SVARs outstanding on December 31, 2008, to the participant not later than April 10, 2009 a cash payment of 50% of the value of the vested SVARs, and on each of the first and second anniversary dates thereafter, the participant shall receive a cash payment equal to 25% of the value of the vested SVARs. Subject to applicable law, a participant may elect to defer payment of all or any portion of the eventual value of an award of SVARs.

The Committee may adopt such adjustments to the SVAR valuation methodology that it deems appropriate upon the happening of certain corporate events.

The Committee may amend or terminate any or all provisions of the Long-Term Plan, except that without the consent of the participant affected, no amendment or termination of the Long-Term Plan shall affect in a material adverse way the vesting or valuation of, or payment for, any SVARs previously awarded under the Long-Term Plan. The Committee is given the authority, however, to amend or terminate the Long-Term Plan to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended.


ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)         Exhibits


  Exhibit 10(c)(10)        Lawson Products, Inc. Long-Term Capital Accumulation
                           Plan.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             LAWSON PRODUCTS, INC.


Date:  October 26, 2004                      /s/ Thomas Neri
                                             -----------------------------------
                                             Name:  Thomas Neri
                                             Title: Executive Vice President
                                                    and Chief Financial
                                                    Officer